UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

December 19, 2007
Date of Report (Date of earliest event reported)
___________________________________________________________

Non-Invasive Monitoring Systems, Inc.
(Exact Name of Registrant as Specified in Charter)
___________________________________________________________

Florida	0-13176	59-2007840
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4400 Biscayne Blvd., 6th Floor
Miami, FL 33137
(Address of principal executive offices) (Zip Code)

(941)-926-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)  On December 19, 2007, Dr. Marvin Sackner replaced Gary MacLeod as President and Chief Executive Officer of the Registrant. Mr. MacLeod will serve as a consultant to the Registrant until January 31, 2008 during this transition and it is expected that Mr. MacLeod will remain on the Board of Directors for the near term.

Dr. Sackner will serve as President and Chief Executive Officer on an interim basis. Dr. Sackner’s compensation has not yet been determined.

Dr. Sackner was elected as Chairman of the Board, Chief Executive Officer and Director of the Registrant in November 1989 and has remained as Chairman of the Board and Director to the present time. He resigned as CEO in 2002, but has remained an employee through the date hereof. Dr. Sackner co-founded a predecessor to the Registrant Respitrace Corporation in 1977 and was the Chairman of its Board from 1981 until October 1989. From 1974 until October 1991, Dr. Sackner was the Director of Medical Services at Mount Sinai in Miami Beach, Florida. From 1973-1996, he served as Professor of Medicine, University of Miami at Mount Sinai. Since 2004, he has been Voluntary Professor of Medicine, Leonard Miller Medical School of University of Miami. From 1979 to 1980, Dr. Sackner was the President of the American Thoracic Society. Dr. Sackner was the Chairman of the Pulmonary Disease Subspecialty Examining Board of the American Board of Internal Medicine from 1977 to 1980. Town & Country Magazine selected him as one of the Best Doctors In America in 1979, 1984, and 1989. Good Housekeeping Magazine in 1991 selected him as one of the Best 400 Doctors in America. In 2007, he was awarded an Honorary Doctorate Degree for "outstanding work in the entire field of pulmonology and sleep disorders," by the University of Zurich, Switzerland. He holds 31 United States Patents. He has written 221 scientific papers and four books. With his Ruth, he founded the Sackner Archive of Concrete and Visual Poetry and they have been recognized in 1990, 1991, 1992, 2002, and 2007 as one of the top 100 American collectors by Art & Antiques magazine and in 2007 by Lifestyles magazine.

During the Registrant’s last fiscal year and current fiscal year, Dr. Sackner received an annual salary of $52,000 as an employee of the Registrant and for services as Chairman of the Board.

On October 17, 2007 Dr. Sackner was awarded options to purchase 35,000 shares at an exercise price of $0.88 per share for his service as director of the Registrant.

During 2006, and in prior years, Dr. Sackner was one of the guarantors of a loan from Gibralter Bank to the Company. For such guarantee he received options to purchase 13,333 shares per year at an exercise price of $0.15.

In the fiscal year ended July 31, 2007, pursuant to an to an offer (the “Offer”) by the Registrant to certain optionholders and warrantholders to reduce the exercise price of certain options and to grant exercising optionholders and warrantholders upon exercise an additional number of shares of Common Stock equal to 20% of the shares received upon exercise (“Bonus Shares”), Dr Sackner and his wife exercised options and cancelled a $165,000 note owed by the Company and paid approximately $72,500 and received an aggregate of approximately 1.42 million shares of stock, including Bonus Shares.

Dr. Sackner’s brother also exercised options to purchase 50,000 shares of stock and received 10,000 Bonus Shares in the Offer.

Pursuant to an agreement entered into in 1999, the Registrant licensed rights to the “Lifeshirt System” and certain related intellectual property to VivoMetrics, Inc. for consideration, including a royalty of 3% of VivoMetrics, Inc.’s gross revenues from sales of certain products. The agreement is for an initial term of 10 years but may be renewed for successive ten year periods by the licensee. Dr. Sackner’s son-in-law holds approximately a 2% interest in VivoMetrics, Inc. For several years, until November 2007, Dr. Sackner’s son-in-law was the Chief Operating Office VivoMetrics, Inc.

Dr. Sackner also personally leases office space used by the Company in North Bay Village Florida. Under an arrangement with the Company, the Company reimburses Dr. Sackner for the cost of the space on a month to month basis. The amount reimbursed was $20,369 and $19,649 for the years ended July 31, 2007 and 2006 respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ Marvin Sackner
Name: Dr. Marvin Sackner Title: President and Chief Executive Officer
Dated: December 21, 2007